May 22, 2001


Mr. Stephen Dickson
(Home address)

     Re:  Supplemental Pension Benefit

Dear Stephen:

We have discussed the Company's provision of a special supplemental non-qualified pension benefit to you. The purpose of this letter is to set forth the details, as follows:

1. Supplemental Pension Benefit: The Company will provide a supplemental pension benefit to you upon your retirement at or after age 55. This supplemental pension benefit will be equal to the difference, if any, remaining after (a) below has been subtracted from (b) below, less the amount of the monthly vested retirement benefit payable to you at 65 or that would have been payable to you at that age from defined benefit plans of previous employers for periods of employment prior to your employment by the Company or its affiliate had you elected to receive your accrued benefits from such plans of such prior employers at age 65 (the "Reduction Amount"), where (a) and (b) are defined as follows:

     a. equals the monthly retirement benefit that is payable from the Retirement Account Plan of Wisconsin Electric Power Company (the "Retirement Account Plan"), plus the amounts of any actual "make whole" pension supplements due under the provisions of Article V of the Wisconsin Energy Corporation Executive Deferred Compensation Plan, plus any amount payable under monthly benefit "A" under Wisconsin Energy Corporation's Supplemental Executive Retirement Plan, and

     b. equals the monthly retirement benefit that would have been payable from the Management Employees' Retirement Plan of Wisconsin Electric Power Company as in effect on December 31, 1995 (the "1995 Management Plan") had the defined benefit formula in effect on December 31, 1995 continued until your retirement, calculated without regard to any limitations imposed by Section 415 of the Internal Revenue Code or any limitation on annual compensation imposed by Section 401(a)(17) of such Code and under the assumptions that (i) your participation in the 1995 Management Plan had commenced on the first day of the month following your 25th birthday and continued uninterrupted thereafter, (ii) any deferrals of base salary you elected under the Wisconsin Energy Corporation Executive Deferred Compensation Plan were disregarded and instead included in your compensation base for calculating retirement income under the 1995 Management Plan, and (iii) the amount of any Performance Award or Incentive Award, calculated at the time of its determination by the Board of Directors had also been included in your compensation base for calculating retirement income under the 1995 Management Plan.

     The Reduction Amount shall be converted into an actuarial equivalent of a life annuity form of payment payable at age 65 using the actuarial equivalency factors under the Retirement Account Plan, but shall be subtracted, without any further adjustment, from any additional pension benefit calculated as above set forth, whenever the same commences, whether before or after your 65th birthday. Further, the Reduction Amount applies to any additional pension benefit calculated as above set forth and expressed as a life annuity form of benefit and shall be made prior to the application of factors applicable for any other form of benefit available under the 1995 Management Plan (which forms shall be available to you). Prior to the date of your retirement, you will provide the Company with certified information regarding the Reduction Amount.

2. Supplemental Preretirement Spouse's Benefit: Further in the event of your death while in the employ of the Company, the Company will pay to your surviving spouse (if any) a monthly benefit equal to the difference, if any, remaining after (a) below has been subtracted from (b) below, but reduced as provided below to reflect the value of any vested defined benefit retirement benefits attributable to prior employment (the "Reduction Amount" as defined above), where (a) and (b) are defined as follows:

     a. equal the monthly spouse's benefit that is payable from the Retirement Account Plan, plus the amounts of any actual "make whole" spousal pension supplements due under the provisions of Article V of the Wisconsin Energy Corporation Executive Deferred Compensation Plan, plus any amount payable under monthly benefit "A" under the Wisconsin Energy Corporation Supplemental Executive Retirement Plan (and if you are married at the time of your death and your spouse survives you, such spouse will be deemed to be the sole beneficiary with respect to the Retirement Account Plan, the Wisconsin Energy Corporation Deferred Compensation Plan, and the Supplemental Executive Retirement Plan, notwithstanding any provision in such plans or your actual beneficiary designations to the contrary), and

     b. equals the monthly spouse's benefit which would have been payable from the 1995 Management Plan had the defined benefit formula in effect on December 31, 1995 continued until your death, calculated on all the same assumptions as set forth in paragraph 1(b) above.

     The Reduction Amount in the event the above surviving spouse benefit becomes payable is to be applied by reducing the monthly surviving spouse benefit calculated as above set forth by 1/2 of the dollar amount of the Reduction Amount that would have been offset in the event the additional pension benefit provisions of paragraph 1 (a) and (b) above were applicable.

3.   Conditions of Payment Regarding Supplemental Pension
     Benefits: The supplemental pension benefits provided for in paragraphs 1 and 2 hereof shall be subject to and administered as if the same were payable directly from the 1995 Management Plan and all of the forms of payment available under the 1995 Management Plan shall be available to you. However, you (or your spouse if paragraph 2 applies) may at the time of your retirement make a written request to the Chief Executive Officer or the Board of Directors of the Company for a single lump sum payment of an amount equal to the then present value of all additional benefits accrued under paragraphs 1 and 2, calculated using
     (i) an interest rate equal to the 5-Year United States Treasury Note yield in effect on the last business day of the month prior to the payment (as reported in the Wall Street Journal or comparable publication), and (ii) the mortality tables then in use under the Retirement Account Plan. The Chief Executive Officer or the Board of Directors of the Company, in such officer's or the Board's sole and absolute discretion, may grant or deny such request.

          Further, upon the occurrence of a "Change in Control" of the Wisconsin Energy Corporation (as defined in Exhibit A attached to and made a part of this letter), then notwithstanding any other provision hereof, the Company shall promptly pay to you or to anyone then receiving additional benefits under paragraphs 1 or 2 of this letter a single lump sum payment of an amount equal to the then present value of all such additional benefits accrued (whether or not in pay status and without regard to whether your employment is continuing), calculated using the same assumptions as set forth in the immediately preceding paragraph, with an interest rate to equal the 5-Year United States Treasury Note yield in effect on the last business day of the month prior to the date when the Change in Control occurred. If you continue in employment and the additional benefits provided for in this letter continue, appropriate provisions shall be made so that any subsequent payments under paragraphs 1 or 2 of this letter are reduced to reflect the value of such lump sum payment.

4. All the benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description.

If you are in agreement with the foregoing, please date and sign the acceptance in the space provided below on the enclosed duplicate and return it to me. This letter will then serve as a binding agreement between us.



                                   Sincerely,

                                   WISCONSIN ENERGY CORPORATION



                                   By: /s/ Paul Donovan
                                       ------------------------
                                       Paul Donovan

The foregoing is hereby
accepted as of this 23rd day of
May, 2001.


/s/ Stephen Dickson
------------------------
Stephen Dickson

                                                        EXHIBIT A

                  Change in Control Definition


     For purposes of this Plan, a "Change in Control" with respect to Wisconsin Energy Corporation shall mean the occurrence of any of the following events, as a result of one transaction or a series of transactions:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its affiliates and any qualified or non-qualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under such act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

     (b) individuals who constitute a majority of the Board immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election;

     (c) the Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination, less than 60% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company;

     (d) the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets not in the ordinary course of business to another person or entity; or

     (e) the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.

These Change in Control provisions shall apply to successive
Changes in Control on an individual transaction basis.